As filed with the Securities and Exchange Commission on June 22, 2010

Registration Statement No. ___________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FORTRESS INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-2027651
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7226 Lee DeForest Drive, Suite 104, Columbia, Maryland	21046
(Address of principal executive offices)	(zip code)

FORTRESS INTERNATIONAL GROUP, INC.
2006 OMNIBUS INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Thomas P. Rosato
Chief Executive Officer
Fortress International Group, Inc.
7226 Lee DeForest Drive, Suite 104
Columbia, Maryland
(410) 423-7438
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christopher R. Johnson, Esq.
Miles & Stockbridge P.C.
10 Light Street
Baltimore, Maryland  21202
(410) 727-6464
Fax No.: (410) 385-3700

CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum
Title of Securities	Amount to Be		Offering		Aggregate		Amount of
to Be Registered	Registered [1]		Price per Share		Offering Price		Registration Fee
Common Stock, $.0001 par value	950,000 shares	[2]	$1.61	[3]	$1,529,500	[3]	$109.05	[3]

1
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from any stock split, stock dividend or other similar transaction.

2
Represents shares issuable upon the exercise of stock options, stock appreciation rights, restricted stock, performance shares and performance units and other incentive awards granted or to be granted under the Registrant’s 2006 Omnibus Incentive Compensation Plan.

3
This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Registrant’s common stock on June 17, 2010 as reported by Pink OTC Markets, Inc.

EXPLANATORY NOTE

This Registration Statement is intended to register a total of 950,000 shares of common stock, par value $.0001 per share, to be issued by Fortress International Group, Inc., a Delaware corporation (the “Registrant”), under the Registrant’s 2006 Omnibus Incentive Compensation Plan (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

The information specified by Item 1 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory Note to Part I of Form S-8.

Item 2.   Registrant Information and Employee Plan Annual Information.

The information specified by Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement, excluding information and exhibits deemed furnished (but not filed) pursuant to Item 2.02, Item 7.01 or Item 9.01 of our Forms 8-K listed below:

(a) the Registrant’s current Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010;

(b) the current reports on Form 8-K filed by the Registrant on March 1, 2010, March 12, 2010, March 30, 2010, and June 7, 2010;

(c) the Registrant’s current Quarterly Report on Form on Form 10-Q for the quarterly period ended March 31, 2010, filed on May 17, 2010; and

(d) the description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on July 27, 2007 (File No. 001-33627) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated by reference herein and are a part of this Registration Statement from the date of the filing of such reports and documents. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

You may obtain a copy of any of the above-referenced filings, without charge, by written or oral request directed to Fortress International Group, Inc., 7226 Lee DeForest Drive, Suite 104, Columbia, Maryland 21046, Attention: Investor Relations, telephone: (410) 423-7438.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Registrant has adopted provisions in its Second Amended and Restated Certificate of Incorporation that limit or eliminate the personal liability of the Registrant’s directors to the maximum extent permitted by the Delaware General Corporation Law (the “DGCL”). The DGCL expressly permits a corporation to provide that its directors will not be liable for monetary damages for a breach of their fiduciary duties as directors, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or other distributions or payment of dividends); or (iv) for any transaction from which the director derived an improper personal benefit. These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s Second Amended and Restated Certificate of Incorporation also obligates it to indemnify the Registrant’s directors, officers, employees and agents to the fullest extent permitted under the DGCL, subject to limited exceptions. Section 145 of the DGCL provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful. Also, the Registrant may be required to advance expenses to its directors, officers, employees and agents in connection with legal proceedings, subject to limited exceptions.

The Registrant may enter into separate indemnification agreements with its directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements could require the Registrant, among other things, to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors and officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require the Registrant to advance any expenses incurred by the directors and officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance if available on reasonable terms.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

See Exhibit Index.

Item 9.   Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1) (i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act , each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, Maryland, on June 22, 2010.

FORTRESS INTERNATIONAL GROUP, INC.

By:	/s/ Thomas P. Rosato
Thomas P. Rosato
Chief Executive Officer

 KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas P. Rosato as his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant on the dates and in the capacities indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Name	Position	Date
/s/ Thomas P. Rosato	Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2010
Thomas P. Rosato

/s/ Timothy C. Dec	(Principal Financial Officer and Principal Accounting Officer)	June 22, 2010
Timothy C. Dec

/s/ Gerard J. Gallagher	Director	June 22, 2010
Gerard J. Gallagher

/s/ Asa Hutchinson	Director	June 22, 2010
Asa Hutchinson

/s/ John Morton, III	Director	June 22, 2010
John Morton, III

/s/ Harvey L. Weiss	Director	June 22, 2010
Harvey L. Weiss

/s/ William L. Jews	Director	June 22, 2010
William L. Jews

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1
Second Amended and Restated Certificate of Incorporation (previously filed with the Commission as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 25, 2007, and incorporated herein by reference).

4.2
Amendment to the Second Amended and Restated Certificate of Incorporation (previously filed with the Commission as Exhibit A-1 to the Company’s Definitive Proxy Statement filed on May 22, 2007, and incorporated herein by reference).

4.3
Amended and Restated By-laws (previously filed with the Commission as Exhibit 4.2 to the Company’s Registration Statement on Form S-8 No. 333-142906, filed on May 14, 2007, and incorporated herein by reference).

4.4
Specimen of common stock certificate (previously filed with the Commission as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123504) and amendments thereto, declared effective July 13, 2005, and incorporated herein by reference).

5.1	Opinion of Miles & Stockbridge P.C.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Miles & Stockbridge P.C. (incorporated herein by reference from Exhibit 5.1).

24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

99.1
Fortress International Group, Inc. 2006 Omnibus Incentive Compensation Plan (previously filed with the Commission as Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 30, 2010, and incorporated herein by reference).